Exhibit 4.5

Shareholders Voting Proxy Agreement

This Shareholders Voting Proxy Agreement (this “Agreement”) is executed by and among the following Parties as of October 21, 2020 in Guangzhou, the People’s Republic of China (“China” or the “PRC”):

(1)	Shuai Feng (PRC ID No.: [****]) and Weixian Xia (PRC ID No.: [****]) (collectively, the “Entrusting Party” or “Party A”);

(2)

EHang Intelligent Equipment (Guangzhou) Co., Ltd., with the address: Building C, No.72, Nanxiang Second Road, Science City of Guangzhou Hi-Tech Industrial Development Zone, PRC (the “WFOE” or “Party B”); and

(3)

Guangzhou EHang Intelligent Technology Co., Ltd., with the address: Room 402 (only for office use), 4th floor, Auxiliary Building No. 11, Aoti Road, Tianhe District, Guangzhou, PRC (the “Target Company” or “Party C”).

(In this Agreement, Party A, Party B and Party C shall be referred to individually as a “Party”, and collectively as the “Parties”).

WHEREAS:

1.	The Entrusting Party, the existing shareholders of Party C, collectively own 100% of the equity interest in Party C in record.

2.

The Entrusting Party is willing to irrevocably entrust Party B or Party B’s designee to vote on his or her behalf at the shareholders’ meeting of Party C, and Party B is willing to accept such proxy on behalf of the Entrusting Party.

Therefore, the Parties hereby agree as follows:

1.	PROXY OF VOTING RIGHTS

1.1

The Entrusting Party hereby irrevocably covenants that, he/she shall execute the Power of Attorney (the “POA”) in the form attached hereto as Exhibit A upon the execution of this Agreement and entrust Party B or Party B’s designee (the “Designee”) to exercise all his or her rights as the shareholders of Party C under the Articles of Association of Party C, including without limitation (collectively, the “Proxy Rights”):

(a)	attending shareholders’ meetings of the Target Company as the proxy of the Entrusting Party;

(b)

exercising all shareholder’s rights and voting rights pursuant to applicable laws and the Articles of Association of the Target Company, including but not limited to the sale, transfer, pledge or disposition of all or any part of the equity interest in the Target Company;

(c)

designating and appointing the legal representative (Chairperson), directors, supervisors, general manager and other senior management members of Party C as the authorized representative of the Entrusting Party and voting on the matters to be discussed or resolved by the shareholders’ meeting on behalf of the Entrusting Party, including without limitation, the designation and election of Party C’s directors, general manager and other senior managers who shall be appointed or removed by the shareholders; and

(d)	exercising other voting rights the shareholders are entitled to under the Articles of Association of Party C as amended from time to time.

Party B hereby agrees to accept such proxy as set forth in Section 1.1. Party B may delegate the above matters to other persons or entities without prior notice to or consent from Party C. Unless otherwise specified in this Agreement, the Entrusting Party shall not revoke the proxy and authorization made to the Designee hereunder.

1.2	The Entrusting Party hereby acknowledges and ratifies all the actions associated with the proxy conducted by the Designee.

1.3	The Entrusting Party hereby confirms that the Designee is entitled to exercise all Proxy Rights without the prior consent of the Entrusting Party.

2.	RIGHTS TO INFORMATION

2.1

For the purpose of this Agreement, the Designee is entitled to request for relevant information of Party C and review the materials of Party C. Party C shall provide appropriate assistance to the Designee for his/her work.

2.2	The Entrusting Party and Party C shall immediately inform Party B of the proxy hereunder.

3.	PERFORMANCE OF PROXY RIGHTS

3.1

The Entrusting Party shall provide appropriate assistance to the Designee for the performance of the Proxy Rights provided in this Agreement, including signing and implementing the shareholders’ resolutions and other relevant legal documents (if applicable) which have been confirmed by the Designee in a timely manner where necessary.

3.2

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

4.	REPRESENTATIONS AND WARRANTIES

4.1	The Entrusting Party hereby represents and warrants as follows:

4.1.1

The Entrusting Party has full power and legal right to enter into and perform his or her obligations under this Agreement and the POA; this Agreement shall constitute its legal, valid and binding obligations and shall be enforceable against it in accordance with the provisions hereof.

4.1.2

The Entrusting Party has obtained necessary authorizations to execute and deliver this Agreement, and the execution, delivery and performance of this Agreement will not conflict with or violate any and all constitutional documents of Party C.

4.1.3

Each of the Entrusting Party is a lawfully registered and beneficial owner of the shares of Party C, and none of the shares held by the Entrusting Party is subject to any encumbrance or other restrictions, except as otherwise provided under the Share Pledge Agreement and Exclusive Option Agreement entered into by and among Party B, Party C and the Entrusting Party. Subject to this Agreement, the Designee has full power and legal rights to exercise the Proxy Rights according to the Articles of Association of Party C.

4.2	Party C hereby represents and warrants as follows:

4.2.1

Party C is a limited liability company legally registered and validly existing in accordance with the laws of its place of incorporation and has independent legal person status, and has full and independent civil and legal capacity to execute, deliver and perform this Agreement. It can sue and be sued as a separate entity;

4.2.2

Party C has taken all necessary corporate actions, obtained all necessary authorizations and the consents and approvals from third parties and government agencies (if any) for the execution and performance of this Agreement. Party C’s execution and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party C;

4.2.3

Each of the Entrusting Party is a lawfully registered and beneficial owner of the shares of Party C, and none of the shares held by the Entrusting Party is subject to any encumbrance or other restrictions, except as otherwise provided under the Share Pledge Agreement and Exclusive Option Agreement entered into by and among Party B, Party C and the Entrusting Party. Subject to this Agreement, the Designee has full power and legal rights to exercise the Proxy Rights according to the Articles of Association of Party C.

5.	TERM OF THIS AGREEMENT

5.1

This Agreement shall become effective upon and from the date on which it is duly executed by each Party, with a term of twenty (20) years. The Parties agree that, this Agreement can be extended only if Party B gives a written notice of extension of this Agreement before the expiration of this Agreement and the other Parties shall agree to such extension without reserve.

5.2

If the Entrusting Party has transferred all his or her equity interests in Party C with the prior consent of Party B, the obligations and warranties under this Agreement of the Entrusting Party shall be assumed by the assignee.

6.	NOTICES

6.1	Any notice, request, claim and other communication requested or given under this Agreement shall be given to relevant Parties hereto in writing.

6.2

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of acceptance or refusal at the address specified for notices. Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.	CONFIDENTIALITY

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

8.	LIABILITY FOR BREACH OF AGREEMENT

8.1

The Parties agree and confirm that, if either Party is in breach of any provisions herein or fails to perform its obligations hereunder, such breach or failure shall constitute a default under this Agreement, which shall entitle the non-defaulting Party to request the defaulting Party to rectify or remedy such default with a reasonable period of time. If the defaulting Party fails to rectify or remedy such default within the reasonable period of time or within 10 days of non-defaulting Party’s written notice requesting for such rectification or remedy, then the non-defaulting Party shall be entitled to elect the following remedial actions:

8.1.1	If the defaulting Party is any Entrusting Party or Party C, then Party B has the right to terminate this Agreement and request the defaulting Party to fully compensate its losses and damages; and

8.1.2

If the defaulting Party is Party B, then the non-defaulting Party has the right to request the defaulting Party to fully compensate its losses and damages, but in no circumstance shall the non-defaulting Party early terminate this Agreement unless the applicable law provides otherwise.

8.2	Notwithstanding otherwise provided under this Agreement, the validity of this Section shall not be affected by the suspension or termination of this Agreement.

9.	MISCELLANEOUS

9.1	This Agreement shall be executed in three (3) originals, and each Party holds one.

9.2	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

9.3

In the event of any dispute with respect to this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, any Party may submit the relevant dispute to Guangzhou Arbitration Committee for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Guangzhou, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

9.4	The rights and remedies provided for in this Agreement shall be accumulative and shall not affect any other rights and remedies stipulated at law.

9.5

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

9.6	The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

9.7	Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

9.8

Without Party B’s prior written consent, other Parties shall not assign their respective rights and obligations under this Agreement to any third party. The Entrusting Party and Party C agree that Party B may assign its obligations and rights under this Agreement to any third party upon a prior written notice to the Entrusting Party and Party C.

9.9	This Agreement shall be binding on the legal successors of the Parties.

[Signature Page Follows]

Entrusting Party:

/s/ Shuai Feng
Shuai Feng

/s/ Weixian Xia
Weixian Xia

Party B: EHang Intelligent Equipment (Guangzhou) Co., Ltd.

/s/ Huazhi Hu
Huazhi Hu
Authorized Representative

/s/ Seal of EHang Intelligent Equipment
(Guangzhou) Co., Ltd.

Party C: Guangzhou EHang Intelligent Technology Co., Ltd.

/s/ Shangjin Guo
Shangjin Guo
Authorized Representative

/s/ Seal of Guangzhou EHang Intelligent
Technology Co., Ltd.

SIGNATURE PAGE TO SHAREHOLDERS VOTING PROXY AGREEMENT

EXHIBIT A

POWER OF ATTORNEY

Shuai Feng and Weixian Xia, holders (the “Shareholders”) of 100% equity interest (the “Company’s Shares”) in Guangzhou EHang Intelligent Technology Co., Ltd. (the “Target Company”), hereby irrevocably authorize EHang Intelligent Equipment (Guangzhou) Co., Ltd. (the “WFOE”) to exercise the following rights attached to the Company’s Shares within the term of this Power of Attorney:

The WFOE is hereby authorized to act on behalf of the Shareholders as the sole and exclusive proxy of the Shareholders with respect to all matters concerning the Company’s Shares, including but not limited to: 1) attending the shareholders’ meetings of the Target Company; 2) exercising all shareholder’s rights and shareholder’s voting rights the Shareholders are entitled to according to law and the Target Company’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of the Shareholders’ equity interest in the Target Company in part or in whole; and 3) designating and appointing the legal representative (chairperson), directors, supervisors, general manager and other senior management members of the Target Company as the authorized representative of the Shareholders.

All the actions conducted by the WFOE in relation to the Company’s Shares shall be deemed as the actions of the Shareholders, and all documents executed by the WFOE shall be deemed to be executed by the Shareholders. The Shareholders hereby acknowledge such actions and documents.

The WFOE is entitled to assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving any prior notice to the Shareholders or obtaining consent of the Shareholders.

This Power of Attorney shall be irrevocable and continuously valid from the date of execution of this Power of Attorney.

Neither the Shareholders nor the Target Company may revoke or terminate this Power of Attorney without the WFOE’s prior written consent. However, the WFOE may terminate this Power of Attorney at any time by giving thirty (30) days’ prior written notice to the Shareholders and the Target Company.

/s/ Shuai Feng
Shuai Feng

/s/ Weixian Xia
Weixian Xia